UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 27, 2008
Third Wave Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-31745	39-1791034

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

502 South Rosa Road,Madison, Wisconsin	53719

(Address of Principal Executive Offices)	(Zip Code)
(608) 273-8933
(Registrant’s Telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement.
On May 27, 2008, Third Wave Technologies, Inc. (“Third Wave”) entered into a Binding Term Sheet with Agilent Technologies, Inc. (“Agilent”) pursuant to which Third Wave has agreed to acquire the “Full Velocity” family of worldwide patents and patent applications (the “Patents”) from Agilent (the “Full Velocity Patent Acquisition”). The purchase price for the Patents is $3.9 million and will be paid by Third Wave over three years on a quarterly basis (together with simple interest at an annual rate of 4.75%). The Full Velocity Patent Acquisition modifies the previously announced settlement agreement with Stratagene Corporation (“Stratagene”), which has been acquired by Agilent, under which Stratagene and Third Wave agreed to a process to resolve certain claims related to the Patents through arbitration or a royalty-bearing license. While the Full Velocity Patent Acquisition is fully binding pursuant to the Binding Term Sheet, the parties have agreed to negotiate a more detailed definitive agreement, which, when executed, will amend, restate and supersede the settlement agreement with Stratagene in its entirety.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 is incorporated herein by reference.
Item 7.01. Regulation FD Disclosure.
A copy of the news release issued by Third Wave reporting the Full Velocity Patent Acquisition discussed in Item 1.01 is attached as Exhibit 99.
Item 9.01. Financial Statements and Exhibits.
(d)      Exhibits.
          99      News Release of Third Wave Technologies, Inc. dated May 30, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THIRD WAVE TECHNOLOGIES, INC.

Date: June 2, 2008	By:	/s/ Cindy S. Ahn

Name: Cindy S. Ahn Title: Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99	News Release of Third Wave Technologies, Inc. dated May 30, 2008